EXHIBIT 10.2

ADVANCED BIOENERGY, LLC

Perry C. Johnston

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into on July 7, 2007 (the “Execution Date”) by and between Advanced BioEnergy, LLC, a Delaware limited liability company (the Company”), and Perry C. Johnston, a resident of California (“Employee”).

Background

A.            The Company, which was formed in early 2005, is establishing and currently owns and operates dry mill corn-based ethanol plants throughout the Midwest.

B.            The Company desires to employ Employee and Employee wishes to provide services to the Company, subject to the terms and conditions set forth in this Agreement.

C.            In consideration of the foregoing premises and the respective agreements of the Company and Employee set forth below, the Company and Employee, intending to be legally bound, agree as follows.

Agreement

1.              Employment.   Subject to all terms and conditions hereof, the Company will employ Employee, and Employee will serve the Company and perform services for the Company, until Employee’s employment terminates under Section 11.  Employee’s employment will commence on August 8, 2007 (“Effective Date”).

2.              Position and Duties.

(a)           Position with the Company.  Employee will serve as Vice President, General Counsel and Company Secretary and will perform such duties and responsibilities as the Company’s Chief Executive Officer (“CEO”), the CEO’s designee, or the Company’s Board of Directors (“Board”) may assign to Employee from time to time.  Employee’s employment hereunder will be based at the Company’s headquarters located in the Minneapolis, Minnesota metropolitan area.

(b)          Performance of Duties and Responsibilities.  Employee will serve the Company faithfully and to the best of Employee’s ability and will devote Employee’s full time, attention and efforts to the business of the Company during Employee’s employment.  Employee will report to the Company’s CEO, the CEO’s designee, or to such other party that may be designated by the Board.  During Employee’s employment hereunder, Employee will not accept other employment or engage in other material business activity, except as approved in writing by the Board.  During his employment with the Company, Employee may participate in charitable activities and personal investment activities to a reasonable extent, and he may serve as a director of business and civic organizations as approved by the Board, so long as such activities and directorships do not interfere with the performance of his duties and responsibilities hereunder.

(c)           Prior Commitments.  Employee hereby represents and warrants that Employee is under no contractual or legal commitments that would prevent Employee from fulfilling the duties and responsibilities as set forth in this Agreement.  Employee has provided copies to the Company of any employment agreements, non-competition agreements or other agreements that Employee previously signed that might arguably restrict Employee’s right to work for the Company, the services that Employee may provide to the Company, or the information that Employee may disclose to the Company or use in the course and scope of his employment with the Company.

3.  Compensation.

(a)           Base Salary.  The Company will pay to Employee an annual base salary of $200,000, less deductions and withholdings, which base salary will be paid in accordance with the Company’s normal payroll policies and procedures.  During each year after the first year of Employee’s employment hereunder, the Board may review and may increase Employee’s base salary in its sole discretion.

(b)          Employee Benefits.  While Employee is employed by the Company hereunder, Employee and his family members will be entitled to participate in all employee benefit plans and programs of the Company to the extent that Employee and his family members meet the eligibility requirements for each particular plan or program.  These benefit plans and programs currently include a 401(k) plan and medical, dental, life and disability insurance programs.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program.

(c)           Expenses.  The Company will reimburse Employee for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Employee in the performance of the duties and responsibilities hereunder, subject to Employee’s providing receipts and complying with the Company’s normal policies and procedures for expense verification and documentation.

(d)          Vacation.  Employee will receive 15 business days paid vacation time off per full calendar year, such time to be taken with the approval of the CEO or his designee, at such times so as not to disrupt the operations of the Company.  During the remainder of 2007, Employee will receive 8 business days of paid vacation time off.

(e)           Annual Performance Bonus.  After September 30, 2007, for each complete fiscal year that Employee is employed by the Company, Employee shall be eligible for an annual bonus in an amount up to 25% of Employee’s base salary during such fiscal year.  Employee’s eligibility for any such bonus, and the amount of any such bonus that is paid, shall be based upon and subject to reasonable criteria established by the Board or a committee of the Board.  Any bonus earned by Employee for a fiscal year shall be payable to Employee no later than 60 days following the fiscal year for which the bonus was earned.

(f)             Restricted Units.  As soon as reasonably practicable after the Effective Date, the Company will issue and grant to Employee 15,000 units representing membership interests in the Company (the “Initial Membership Units”).  The terms and conditions of such grant will be as set forth in a Restricted Unit Agreement in substantially the form attached as Exhibit A (the “Restricted Unit Agreement”). The terms of the Restricted Unit Agreement governing such Initial Membership Units will control over this Section 3(f).

(g)          Long-term Compensation Plan. The Board is considering a plan to provide for long term equity incentive compensation for employees, directors and consultants to the Company.  The plan is subject to final Board and shareholder approval.  Employee will be eligible to participate if and when such a plan becomes effective.

(h)        Relocation Package.  Employee will relocate his principal residence to the Minneapolis, Minnesota metropolitan area as soon as reasonably practicable, and in any event within 180 days, following the Effective Date.  The Company will provide Employee with a “relocation package” consisting of cash payments in the aggregate amount of $125,000.  The Company will otherwise have no obligations to reimburse Employee in connection with his relocation to Minnesota.  The Company will pay $25,000 to Employee within three (3) business days of the Execution Date, $60,000 to Employee within three (3) business days of the Effective Date, and the remaining $40,000 within thirty (3) calendar days after the Effective Date.   If Employee voluntarily resigns his employment with the Company for any reason other than Good Reason (as defined herein), or the Company terminates Employee’s employment with the Company for abandonment or for Cause only as it is described in Sections 12 (d)(1), (2) or (3), in any case prior to the first anniversary of the Effective Date, Employee will promptly repay Company any and all monies that have been paid to Employee under this Section 3(h).

4.          Affiliates.  As used in this Agreement, “Affiliates” includes the Company and each corporation, partnership, LLC or other entity that controls the Company, is controlled by the Company, or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

5.          Confidential Information.  Except as permitted by the Company, Employee will not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company or its Affiliates, any confidential, proprietary or secret knowledge or information of the Company or its Affiliates that Employee has acquired or will acquire about the Company or its Affiliates, whether developed by Employee or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company or of its Affiliates, (iii) any customer or supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company or of its Affiliates.  Employee acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company or its Affiliates would be wrongful and would cause irreparable harm to the Company.  The foregoing obligations of confidentiality will not apply to any knowledge or information that (A) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement, (B) is independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company or its Affiliates, or (C) is required to be disclosed by law or legal process.

6.  Ventures.  If, during Employee’s employment with the Company, Employee is engaged in or provides input into the planning or implementing of any project, program or venture involving the Company, all rights in such project, program or venture belong to the Company.  Except as approved in writing by the Board, Employee will not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.  Employee will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

7.          Non-Competition and Non-Solicitation Agreements.

(a)           Agreement Not to Compete.  During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the date of termination of Employee’s employment, whether such termination is with or without Cause, or whether such termination is at the instance of Employee or the Company, Employee shall not, directly or indirectly, within 100 miles of any existing facility or development site that the Company or any of its Affiliates operates or contemplates operating during the 12 months prior to the last day of Employee’s employment with the Company and any of its Affiliates, own, manage, control, have any interest in, participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for:

(1)          any other person or entity engaged in an ethanol production or co-production business; or

(2)          any other business in which the Company or any of its Affiliates engages and the gross revenues from which constitute at least 20% the Company’s or any of its Affiliates’ gross revenues.

For purposes of this Section, Employee agrees not to engage in any such activity as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, agent or otherwise.  Ownership by Employee, as a passive investment, of less than 1.0% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market will not constitute a breach of this
Section 7(a).

(b)          Agreement Not to Solicit or Hire Away Employees. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, hire, engage or solicit any person who is then an employee or contractor of the Company or who was an employee of the Company at any time during the twelve-month period immediately preceding Employee’s termination of employment, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(c)           Agreement Not to Solicit Customers and Other Business Relations. During Employee’s employment with the Company or any Affiliates and for a period of twenty-four (24) consecutive months from and after the termination of Employee’s employment, whether such termination is with or without cause, or whether such termination is at the instance of Employee or the Company, Employee will not, directly or indirectly, solicit, request, advise or induce any current or potential customer, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise.

(d)          Acknowledgment.  Employee hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Employee will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefore.  Therefore, in the event that Employee violates any provision of this Section 7, the Company shall be entitled to an injunction, in addition to all the other remedies it may have, restraining Employee from violating or continuing to violate such provision.

(e)           Blue Pencil Doctrine.  If the duration of, the scope of, or any business activity covered by any provision of this Section 7 is in excess of what is determined to be valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope or activity that is determined to be valid and enforceable.  Employee hereby acknowledges that this Section 7 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

8.              Patents, Copyrights and Related Matters.

(a)           Disclosure and Assignment.  Employee shall immediately disclose to the Company any and all improvements and inventions that Employee may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company with respect to (i) any methods, processes or apparatus concerned with the development, use or production of any type of products, goods or services sold or used by the Company, and (ii) any type of products, goods or services sold or used by the Company.  Employee also shall immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all of such inventions as are specified in this Section 8(a), and in and to any and all applications for letters patent that may be filed on such inventions, and in and to any and all letters patent that may issue, or be issued, upon such applications.  In connection therewith and for no additional compensation therefor, but at no expense to Employee, Employee shall sign any and all instruments deemed necessary by the Company for:

(1)          the filing and prosecution of any applications for letters patent of the United States or of any foreign country that the Company may desire to file upon such inventions as are specified in this Section 8(a).

(2)          the filing and prosecution of any divisional, continuation, continuation-in-part or reissue applications that the Company may desire to file upon such applications for letters patent; and

(3)          the reviving, re-examining or renewing of any of such applications for letters patent.

This Section 8(a) shall not apply to any invention for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company was used and that was developed entirely on Employee’s own time, and (i) that does not relate (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Employee for the Company.

(b)          Copyrightable Material.   All right, title and interest in all copyrightable material that Employee shall conceive or originate individually or jointly or commonly with others, and that arise during the term of his employment with the Company and out of the performance of his duties and responsibilities under this Agreement, shall be the property of the Company and are hereby assigned by Employee to the Company, along with ownership of any and all copyrights in the copyrightable material.  Upon request and without further compensation therefor, but at no expense to Employee, Employee shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries.  Where applicable, works of authorship created by Employee for the Company in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.

(c)           Know-How and Trade Secrets.  All know-how and trade secret information conceived or originated by Employee that arises during the term of his employment with the Company and out of the performance of his duties and responsibilities hereunder or any related material or information shall be the property of the Company, and all rights therein are hereby assigned by Employee to the Company

9.              Return of Records and Property.  Upon termination of Employee’s employment or at any time upon the Company’s request, Employee will promptly deliver to the Company any and all Company and Affiliate records and any and all Company and Affiliate property in Employee’s possession or under Employee’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or its Affiliates and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or its Affiliates.

10.       Remedies.  Employee acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions hereof.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.  In the event that a court of competent jurisdiction concludes that Employee has violated Employee’s obligations under Sections 5, 6, 7, 8 or 9 of this Agreement, Employee shall also be liable to the Company for the reasonable costs and attorneys’ fees that it incurs in any legal action in which it enforces its legal rights under those paragraphs.

11.       Termination of Employment.  The Employee’s employment with the Company will terminate immediately upon:

(a)          Employee’s receipt of written notice from the Company of the termination of Employee’s employment, effective as of the date indicated in such notice;

(b)         The Company’s receipt of Employee’s written resignation from the Company, effective as of the date indicated in such resignation or Employee’s abandonment of his employment or resignation other than by notice from the Company;

(c)          Employee’s Disability (as defined below); or

(d)         Employee’s death.

The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date”.  “Disability” means the inability of Employee to perform on a full-time basis the duties and responsibilities of Employee’s employment with the Company by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or for more than 90 complete days during any 12-month period.  Notwithstanding any other provision of this Agreement, the Termination of Employee’s employment does not terminate Employee’s other obligations under this Agreement.

12.       Payments upon Termination of Employment.

(a)           Severance Pay.    If Employee’s employment with the Company is terminated by the Company for any reason other than for “Cause” (as defined below), or by Employee as a result of his resignation for Good Reason (as defined below), then, subject to Section 12(b), Employee shall receive from Company the following severance pay and benefits:

(1)         severance pay in an amount equal to 52 weeks of Employee’s base salary at the time of termination, less applicable withholdings,

(2)           a pro rata portion of any annual performance bonus (determined as set forth in Section 12(b)(3) that would have been payable to him pursuant to Section 3(e) for the fiscal year in which the Termination Date occurs, as if Employee had been in the employ of the Company for the full fiscal year based on actual Company performance for such fiscal year, less applicable withholdings; and

(3)           continuance of Employee’s and his family’s then-applicable health, dental, disability and life insurance under the same terms and conditions as then made available to other Company employees and their families (the employer- and employee-portions being the same as for then-current Company employees) for up to one year

(b)         Limitations on Severance Pay.  The obligations of the Company and the rights of Employee under Section 12(a) are subject to the following provisions:

(1)           Employee executes and does not rescind a general release, in a form provided by the Company, of any claims related to his employment with the Company and any Affiliates of the Company or the termination of that employment (“General Release”).

(2)           The severance pay shall be paid to Employee in approximate equal installments in accordance with the Company’s regular payroll schedule.  The first payment shall be made on the second normal payroll date following expiration of the period of time during which Employee may rescind the General Release.

(3)           The “pro rata” payment referred to in Section 12(a)(2) shall be equal to the actual annual incentive bonus as described therein multiplied by a fraction, the numerator of which is the number of days of Employee’s employment in such fiscal year and the denominator of which is 365.  Such payment shall be made in the same manner and at the same time that annual incentive bonus payments are made to current executive officers of the Company, but no earlier than the expiration of all applicable rescission periods provided by law.

(4)           The Company shall be entitled to cease providing health, dental, disability or life insurance benefits to Employee after the Termination Date provided Employee becomes eligible for group health, dental, disability or life insurance coverage (as applicable) from any other employer.  For purposes of mitigation and reduction of the Company’s financial obligations to Employee under Section 12(a), Employee shall promptly and fully disclose to the Company in writing the fact that he has become eligible for comparable group health, dental, disability or life insurance coverage from any other such employer, and Employee shall be liable to repay any amounts to the Company that should have been so mitigated or reduced but for Employee’s failure or unwillingness to make such disclosure.

(5)         The Company will not be obligated to make any payments or provide any benefits under Section 12(a) if Employee’s employment with the Company is terminated by the Company in connection with a Change in Control (as defined in the Restricted Unit Agreement - Exhibit A hereto) and the Employee rejects an offer of employment in the Minneapolis, Minnesota metropolitan area from any successor in interest of the Company in respect of the Change in Control on terms that are comparable to those provided for by this Agreement.

(c)           Wages Due.  The Company will pay to Employee, Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base salary through the Termination Date if Employee’s employment with the Company is terminated by reason of:

(1) Employee’s abandonment of Employee’s employment or Employee’s resignation for any reason;

(2) termination of Employee’s employment by the Company for Cause (as defined below); or

(3) Employee’s Disability or death.

(d) “Cause” means:

(1)          an act of dishonesty undertaken by Employee and intended to result in personal gain or enrichment of Employee or another at the expense of the Company or its Affiliates;

(2)          unlawful conduct or gross misconduct by Employee, whether on the job or off the job, that, in either event, is publicly detrimental to the reputation or goodwill of the Company;

(3)          the conviction of Employee of a felony, or Employee’s entry of a no contest or nolo contendre plea to a felony;

(4)          persistent failure of Employee to perform Employee’s material duties and responsibilities hereunder or to meet reasonable performance objectives set by the CEO or Board, as applicable, from time to time, which failure is willful and deliberate on Employee’s part and has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company;

(5)          willful and deliberate breach by Employee of his fiduciary obligations as an officer or director of the Company; or

(6)          material breach of any terms or conditions of this Agreement by Employee which breach has not been cured by Employee within fifteen (15) days after written notice thereof to Employee from the Company.

For the purposes of this Section 12(d), no act or failure to act on Employee’s part shall be considered “dishonest,” “willful” or “deliberate” unless done or omitted to be done by Employee in bad faith and without reasonable belief that Employee’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of the Company.

(e) “Good Reason” hereunder shall mean the occurrence of any one of the following events:

(1)          any material breach of any material terms and conditions of this Agreement by the Company not caused by Employee, which breach has not been cured by the Company within 30 days after receipt of written notice to the Company from Employee specifying with reasonable detail the reasons that Employee believes a material breach has occurred, including any of the following occurrences which shall be deemed to be a material breach by the Company if not so cured:

(A)  failure to pay when due Employee’s base salary or bonus in accordance with Sections 3(a) or 3(e); and

(B) any material adverse change in Employee’s position, title, or responsibilities;

(2)          the Company becomes a direct or indirect subsidiary of any other business entity through direct or indirect ownership of more than fifty percent (50%) of the voting securities of the Company by such business entity (“Parent”), and Employee is not Vice President, General Counsel and Company Secretary or otherwise does not continue to hold an officer position of similar seniority with either the Company or Parent;

(3)          the failure of the Company to assign this Agreement to a successor pursuant to Section 13(i), or failure of such successor to explicitly assume and agree to be bound by this Agreement; or

(4)          requiring Employee to be principally based at any office or location more than 50 miles from Minneapolis, Minnesota (other than for normal travel in connection with Employee’s performance of responsibilities hereunder);

provided, Good Reason shall not include any occurrence in this Section 12(e) of which Employee has consented in writing stating specifically that such occurrence shall not constitute Good Reason for purposes of this Section 12(e).

(f)             In the event of termination of Employee’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 12(a)hereof, and the Company will have no other obligation to Employee or to Employee’s beneficiary or Employee’s estate, except as otherwise provided by law, the terms of any other applicable written agreement between Employee and the Company, and/or the terms of any employee benefit plan or program then maintained by the Company and in which Employee participates.

(g)          Notwithstanding the foregoing provisions of this Section 12, the Company will not be obligated to make any payments to Employee under Section 12(a) unless Employee has signed a General Release of any and all claims related to his employment in a form to be prescribed by the Company, the period of time for rescinding the General Release has expired, and Employee is in strict compliance with the terms of this Agreement as of the date of each such payments.

13.       Miscellaneous.

(a)           Tax Matters.  Employee acknowledges that the Company shall deduct from any compensation payable to Employee or payable on his behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

(b)          Beneficiary.  If Employee dies before receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary (“Beneficiary”) designated by Employee in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Employee’s estate.  Employee may change his designation of Beneficiary or Beneficiaries at any time or from time to time without the consent of any prior Beneficiary, by submitting to the Company in writing a new designation of Beneficiary.

(c)           Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota

(d)          Arbitration.  Employee and Company agree to submit any and all disputes concerning the terms of this Agreement or any other terms and conditions of Employee’s employment, with the exception of an action for injunctive relief under Sections 5, 7 or 8  of this Agreement, to final and binding arbitration.  The arbitration will be conducted in Minneapolis, Minnesota in accordance with the procedural rules of the American Arbitration Association.  The arbitrator may order any legal and equitable remedies, including backpay and/or reimbursement, but will have no authority to alter, modify or amend the terms of this Agreement or to award punitive damages.

(e)           Jurisdiction and Venue.  Employee and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. In connection therewith, each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and to venue for the purpose of such decisions in Hennepin County, State of Minnesota, and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

(f)             Entire Agreement.  This Agreement, together with the Restricted Unit Agreement and all attachments and exhibits hereto or thereto, contains the entire agreement of the parties relating to Employee’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

(g)          Amendments.  No amendment or modification of this Agreement will be deemed effective unless made in writing and signed by Employee and the CEO or the Chairman of the Board.

(h)          No Waiver.  No term or condition of this Agreement will be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought.  Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i)              Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the written consent of Employee, assign its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or membership interests, or (iii) of which 50% or more of the voting control is owned, directly or indirectly, by the Company.  No such assignment without the written consent of Employee shall discharge the Company from liability hereunder, and such assignee jointly and severally with the Company shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 13(i).

(j)              Notices.  Any notice hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by reliable next-day courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive such notice addressed as follows:

If to the Company:

Advanced BioEnergy, LLC
10201 Wayzata Boulevard
Suite 250
Hopkins, Minnesota 55305
Attention: Chief Executive Officer

If to Employee:

Perry Johnston

or addressed to such other address as may have been furnished to the sender by notice hereunder.  All notices shall be deemed given on the date on which delivered if delivered by hand or on the date sent if sent by overnight courier or certified mail, except that notice of change of address will be effective only upon receipt by the other party.

(k)           Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(l)              Severability.  Subject to Section 7(e) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(m)        Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)          Company Approvals.  The Company represents and warrants to Employee that it (and to the extent required, the Board) has taken all corporate action necessary to authorize this Agreement.

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SIGNATURES

Employee and the Company have executed this Agreement as of the date set forth in the first paragraph.

Advanced BioEnergy LLC

Date: July 9, 2007	By:	/s/ Revis L. Stephenson III
Revis L. Stephenson III
Chairman and Chief Executive Officer

EMPLOYEE

Date: July 7, 2007		/s/ Perry Johnston
Perry C. Johnston